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                                                                     Exhibit 3.1

                        AMENDED ARTICLES OF INCORPORATION

                                      -of-

                              ROBBINS & MYERS, INC.

                  FIRST: The name of the corporation is Robbins & Myers, Inc.

                  SECOND: The principal office of the corporation shall be located in the City of Dayton, Montgomery County, Ohio.

                  THIRD: The purposes for which it is formed are:

                  To manufacture, buy, sell, lease, exchange, dispose of or otherwise deal in all kinds of machinery, engineering and hardware specialties, electrical motors, devices and apparatus of every kind; to carry on a general manufacturing business; and to transact any business incidental to the foregoing purposes.

                  FOURTH: The number of authorized shares of the corporation is 40,000,000 Common Shares without par value.

                  FIFTH: Without derogation from any other power to purchase shares of the corporation as permitted by law, the corporation by action of its directors may purchase any issued shares to the extent of surplus available for cash dividends.

                  SIXTH: Any meeting of the shareholders except the annual meeting or other meeting called to elect directors may be held outside of Ohio.

                  SEVENTH: These Amended Articles of Incorporation shall supersede and take the place of the heretofore existing Articles of Incorporation and amendments thereto.

                  EIGHTH: No holder of shares of any class of the corporation shall, as such holder, have any pre-emptive rights to subscribe for or purchase shares of any class of shares of the corporation now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares of the corporation.

As Amended Through 12/26/97
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